Exhibit 99.1

CREDIT AGREEMENT

dated as of

December 20, 2004

among

KNOWLES ELECTRONICS HOLDINGS, INC.,

as Borrower,

XERION PARTNERS II MASTER FUND LIMITED

as Lender

and

THE OTHER LENDERS PARTY HERETO

FROM TIME TO TIME

SCHEDULES:

Schedule 1.01	—	Mortgaged Properties
Schedule 2.01	—	Loan Commitments
Schedule 3.05	—	Real Property
Schedule 3.06	—	Disclosed Matters
Schedule 3.12	—	Subsidiaries
Schedule 6.01	—	Existing Indebtedness
Schedule 6.02	—	Existing Liens
Schedule 6.04	—	Existing Investments
Schedule 6.09	—	Transactions with Affiliates
Schedule 6.10	—	Existing Restrictions

EXHIBITS:

Exhibit A	—	Form of Assignment and Acceptance
Exhibit B	—	Form of Borrowing Request
Exhibit C	—	Form of Interest Election Request
Exhibit D	—	Form of Promissory Note
Exhibit E-1	—	Form of Opinion of Richards Spears Kibbe & Orbe LLP
Exhibit E-2	—	Form of Opinion of Dykema Gosset Rooks Pitts PLLC
Exhibit F	—	Form of Subsidiary Guarantee Agreement
Exhibit G	—	Form of Indemnity, Subrogation and Contribution Agreement

          CREDIT AGREEMENT (this “Agreement”), dated as of December 20, 2004, between KNOWLES ELECTRONICS HOLDINGS, INC., a Delaware corporation (the “Borrower”), XERION PARTNERS II MASTER FUND LIMITED, a Bermuda limited company (“Xerion”) and the other lenders party hereto from time to time.

          WHEREAS, Borrower wishes to establish a $10,000,000 credit facility for general corporate purposes;

          WHEREAS, Lenders (as hereinafter defined) are willing to make such credit facility available to Borrower upon and subject to the terms and conditions set forth herein.

          NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

          SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

          “ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

          “Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

          “Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

          “Agreement” has the meaning assigned to such term in the Preamble.

          “Agreement Currency” has the meaning assigned to such term in Section 8.14.

          “Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Base CD Rate in effect on such day plus 1% and (c) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Base CD Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate, the Base CD Rate or the Federal Funds Effective Rate, respectively.

          “Applicable Creditor” has the meaning assigned to such term in Section 8.14.

          “Applicable Rate” means, for any Eurodollar Loan, 7.75%, and for any ABR Loan, 6.75%.

          “Approved Fund” means, with respect to any Lender that is a fund that invests in bank loans and similar commercial extensions of credit, any other fund that invests in bank loans and similar commercial extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

          “Assessment Rate” means, for any day, the annual assessment rate in effect on such day that is payable by a member of the Bank Insurance Fund classified as “well-capitalized” and within supervisory subgroup “B” (or a comparable successor risk classification) within the meaning of 12 C.F.R. Part 327 (or any successor provision) to the Federal Deposit Insurance Corporation for insurance of time deposits made in Dollars at the offices of such member in the United States, provided that if, as a result of any change in any law, rule or regulation, it is no longer possible to determine the Assessment Rate as aforesaid, then the Assessment Rate shall be such annual rate as shall be determined by Required Lenders to be representative of the cost of such insurance to the Lenders.

          “Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 8.04), and accepted by Required Lenders, in the form of Exhibit A or any other form approved by Required Lenders.

          “Base CD Rate” means the sum of (a) the Three-Month Secondary CD Rate multiplied by the Statutory Reserve Rate plus (b) the Assessment Rate.

          “Board” means the Board of Governors of the Federal Reserve System of the United States.

          “Borrower” has the meaning assigned to such term in the Preamble.

          “Borrowing” means Loans made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

          “Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

          “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks in the London interbank market are not open for dealings in deposits denominated in the currency in which such Eurodollar Loan is denominated.

          “Capital Expenditures” means, for any period, without duplication, (a) the additions to property, plant and equipment and other capital expenditures of the Borrower and its consolidated Subsidiaries that are (or would be) set forth in a consolidated statement of cash flows of the Borrower for such period prepared in accordance with GAAP and (b)

Capital Lease Obligations incurred by the Borrower and its consolidated Subsidiaries during such period

          “Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

          “Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person other than the Borrower of any Equity Interest in Knowles Intermediate Holding, Inc.; (b) prior to an IPO, the failure by the Sponsors to beneficially own, directly or indirectly, Equity Interests in the Borrower representing at least 51.0% of each of the aggregate ordinary voting power and aggregate equity value represented by the issued and outstanding Equity Interests in the Borrower; (c) after an IPO, the failure by the Sponsors to beneficially own, directly or indirectly, Equity Interests in the Borrower representing at least 35.0% of each of the aggregate ordinary voting power and the aggregate equity value represented by the issued and outstanding Equity Interests in the Borrower; (d) after an IPO, the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof, except that for purposes of this clause (d), such Person or group shall be deemed to have beneficial ownership of all Equity Interests that it has the right to acquire whether such right is exercisable immediately or only after the passage of time) other than the Sponsors, of Equity Interests representing more than 25.0% of either the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding Equity Interests in the Borrower; or (e) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) appointed in accordance with the terms of the Stockholders’ Agreement, nor (ii) nominated by the board of directors of the Borrower nor (iii) appointed by directors so nominated.

          “Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.11(b), by any such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

          “Charges” has the meaning assigned to such term in Section 8.13.

          “Code” means the Internal Revenue Code of 1986, as amended from time to time.

          “Commitment Termination Date” means January 31, 2005.

          “Consolidated Cash Interest Expense” means, for any period, the excess of (a) the sum of (i) the interest expense (including imputed interest expense in respect of Capital Lease Obligations) of the Borrower and the Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, (ii) any interest accrued during such period in respect of Indebtedness of the Borrower or any Subsidiary that is required to be capitalized rather than included in consolidated interest expense for such period in accordance with GAAP, plus (iii) any cash payments made during such period in respect of obligations referred to in clause (b)(iii) below that were amortized or accrued in a previous period, minus (b) the sum of (i) interest income of the Borrower and the Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, (ii) to the extent included in such consolidated interest expense for such period, non-cash amounts attributable to amortization of financing costs paid in a previous period, (iii) to the extent included in such consolidated interest expense for such period, non-cash amounts attributable to amortization of debt discounts or accrued interest payable in kind for such period plus (iv) to the extent included in such consolidated interest expense for such period, all financing fees incurred in connection with the Transactions and the Transactions (as defined in the Credit Agreement).

          “Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) consolidated interest expense for such period, (ii) consolidated tax expenses for income taxes and taxes in the nature of income taxes for such period, (iii) all amounts attributable to depreciation and amortization for such period, (iv) any extraordinary non-cash charges for such period, (v) cash restructuring charges taken in 2003, 2004 and 2005 in an aggregate amount not to exceed $7,500,000 in connection with nonrecurring restructuring of overhead costs, (vi) all reasonable costs, fees and expenses in connection with the Seventh Amendment (as defined in the Credit Agreement) (including without limitation, fees of counsel and any amounts in the nature of a commitment fee or financing fee due and owing in connection with the Seventh Amendment) and any prepayment penalties or fees resulting from a repayment of the Tranche C Term Loans (as defined in the Credit Agreement) prior to the Tranche C Maturity Date (as defined in the Credit Agreement) pursuant to Section 2.11(h) of the Credit Agreement as in effect immediately prior to the Seventh Amendment Effective Date (as defined in the Credit Agreement), and (vii) any Financing Fee Write-Offs, minus (b) without duplication and to the extent included in determining such Consolidated Net Income, any extraordinary gains for such period, all determined on a consolidated basis in accordance with GAAP.

          “Consolidated Net Income” means, for any period, the net income or loss of the Borrower and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, provided that there shall be excluded from such net income or loss (a) the income of any Person (other than the Borrower or any Subsidiary) in which any other Person (other than the Borrower or any Subsidiary or any director holding qualifying shares in compliance with applicable law) owns an Equity Interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or any of the Subsidiaries by such Person during such period, and (b) the income or loss of any Person accrued prior to the date on which it becomes a Subsidiary or is merged into or consolidated with the Borrower or any Subsidiary or the date on which such Person’s assets are acquired by the Borrower or any Subsidiary.

          “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto.

          “Credit Agreement” means the Credit Agreement dated as of June 28, 1999, among the Borrower, JPMorgan Chase Bank, N.A. (f/k/a The Chase Manhattan Bank), as administrative agent, Morgan Stanley Senior Funding, Inc., as syndication agent, J.P.Morgan Securities, Inc. (f/k/a Chase Securities Inc.), as lead arranger and book manager, and the lenders party thereto as amended, modified or supplemented through the date hereof.

          “Credit Documents” means the Credit Agreement and the following documents (each as defined in the Credit Agreement): the Guarantee Agreements, the Indemnity, Subrogation and Contribution Agreement, the Security Documents and any Election to Participate and Election to Terminate.

          “Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

          “Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

          “Dollars” or “$” refers to lawful money of the United States.

          “Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 8.02).

          “Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters.

          “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, administrative oversight costs, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

          “Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person.

          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

          “ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

          “ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator appointed by the PBGC of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

          “Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

          “Event of Default” has the meaning assigned to such term in Article VII.

          “Excess Cash Flow” means, for any fiscal year, the sum (without duplication) of:

          (a) the consolidated net income (or loss) of the Borrower and the consolidated Subsidiaries for such fiscal year, adjusted to exclude any gains or losses attributable to Prepayment Events; plus

          (b) depreciation, amortization and other non-cash charges (excluding Financing Fee Write-Offs) or losses deducted in determining such consolidated net income (or loss) for such fiscal year; plus

          (c) the sum of (i) the amount, if any, by which Net Working Capital decreased during such fiscal year plus (ii) the net amount, if any, by which the consolidated deferred revenues of the Borrower and the consolidated Subsidiaries increased during such fiscal year plus (iii) the amount, if any, that was deducted in determining Excess Cash Flow for the immediately preceding fiscal year pursuant to clause (e)(ii) below; minus

          (d) the sum of (i) any non-cash gains included in determining such consolidated net income (or loss) for such fiscal year plus (ii) the amount, if any, by which Net Working Capital increased during such fiscal year plus (iii) the net amount, if any, by which the consolidated deferred revenues of the Borrower and the consolidated Subsidiaries decreased during such fiscal year; minus

          (e) the sum of (i) Capital Expenditures for such fiscal year (except (A) to the extent attributable to the incurrence of Capital Lease Obligations or otherwise financed by incurring Long-Term Indebtedness or (B) Capital Expenditures made pursuant to the proviso to Section 2.08(b) and (ii) the amount, if any, of Capital Expenditures that the Borrower and the Subsidiaries are permitted to make (but did not make) during such fiscal year pursuant to Section 6.14, to the extent such amount may be carried over from such fiscal year into the following fiscal year pursuant to Section 6.14(b); minus

          (f) the aggregate principal amount of Long-Term Indebtedness repaid or prepaid by the Borrower and the consolidated Subsidiaries during such fiscal year excluding (i) Loans prepaid pursuant to Section 2.08(a), (b) or (c), and (ii) repayments or prepayments of Long-Term Indebtedness financed by incurring other Long-Term Indebtedness.

          “Excluded Taxes” means, with respect to any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction described in clause (a) above and (c) in the case of a Foreign Lender, any withholding tax that (i) is in effect and would apply to amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), other than any withholding tax imposed on any payment by the Borrower to the extent that such Foreign Lender (or its assignor, as the case may be) was entitled, at the time of designation of a new lending office (or assignment, as the case may be), to receive additional amounts from such Borrower with respect to any withholding tax pursuant to Section 2.13(a), or (ii) is attributable to such Foreign Lender’s failure to comply with Section 2.13(e).

          “Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by Required Lenders from three Federal funds brokers of recognized standing selected by it.

          “Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

          “Financing Fee Write-Offs” means non-cash charges relating to the write-off of deferred financing fees in connection with the repayment of the Tranche C Term Loans (as defined in the Credit Agreement).

          “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States or any State thereof or the District of Columbia.

          “Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States or any State thereof or the District of Columbia.

          “GAAP” means generally accepted accounting principles in the United States.

          “Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

          “Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

          “Guarantee Requirement” means the requirement that the Lenders party hereto shall have received from the Borrower and each Subsidiary Loan Party either (i) a counterpart of each of the Subsidiary Guarantee Agreement and the Indemnity, Subrogation and Contribution Agreement duly executed and delivered on behalf of the Borrower and each Subsidiary Loan Party which is a party thereto or (ii) in the case of any Person that becomes a Subsidiary Loan Party after the Effective Date, a supplement to each of the Subsidiary Guarantee Agreement and the Indemnity, Subrogation and Contribution Agreement, in each case in the form specified therein, duly executed and delivered on behalf of such Subsidiary Loan Party.

          “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas and all substances or wastes of any nature regulated pursuant to any Environmental Law.

          “Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

          “Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

          “Indemnified Taxes” means Taxes other than Excluded Taxes.

          “Indemnitee” has the meaning assigned to such term in Section 8.03(b).

          “Indemnity, Subrogation and Contribution Agreement” means the Indemnity, Subrogation and Contribution Agreement, substantially in the form of Exhibit D, among the Borrower, the Subsidiary Loan Parties and the Lenders.

          “Information” has the meaning assigned to such term in Section 8.12.

          “Interest Election Request” means a request by the Borrower to continue a Borrowing and elect Interest Periods therefor in accordance with Section 2.05.

          “Interest Payment Date” means (a) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of one month’s duration after the first day of such Interest Period, and (b) with respect to any ABR Loan, the last day of each calendar month.

          “Interest Period” means the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect, provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

          “Investor” means Key Acquisition, L.L.C., a Delaware limited liability company Controlled by the Sponsors.

          “IPO” means a bona fide underwritten initial public offering of voting common stock of the Borrower as a direct result of which at least 20.0% of the aggregate voting common stock of the Borrower (calculated on a fully-diluted basis after giving effect to all options to acquire voting common stock of the Borrower then outstanding, regardless of whether such options are then currently exercisable) is beneficially owned by Persons other than the Sponsors, the Investor, the Borrower and their respective Affiliates (including in the case of the Borrower, all directors, officers and employees of the Borrower and any Subsidiary).

          “Judgment Currency” has the meaning assigned to such term in Section 8.14.

          “Junior Subordinated Exchange Notes” means the junior subordinated exchange securities of the Borrower, in the form annexed to the Restated Certificate of Incorporation as in effect on the Effective Date, that are subordinated in right of payment to the Obligations and issued in exchange for an equivalent principal amount of the Series A-1 Preferred Stock in accordance with Section 4 of Article II of the Restated Certificate of Incorporation as in effect on the Effective Date.

          “Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.

          “Leverage Ratio” means, on any date, the ratio of (a) the excess, if any, of (i) Total Indebtedness as of such date minus (ii) cash and cash equivalents held by the Loan Parties as of such date and denominated in the currency of any country which is a member of the Organization for Economic Cooperation and Development as of such date (provided that such currency is fully convertible into Dollars as of such date) to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Borrower ended on such date (or, if such date is not the last day of a fiscal quarter, ended on the last day of the fiscal quarter of the Borrower most recently ended prior to such date).

     “LIBO Rate” means, with respect to any Interest Period, the rate appearing on Page 3750 of the Dow Jones Market Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by Required Lenders from time to time for purposes of providing quotations of interest rates applicable to deposits in Dollars in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for deposits in such currency with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the LIBO Rate with respect to such Borrowing for such Interest Period shall be the rate at which deposits in Dollars of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of JPMorgan Chase Bank, N.A. (or any successors thereto) in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

     “Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

     “Loan Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Loan hereunder during the period from and including the Effective Date to but excluding the Commitment Termination Date, expressed as an amount representing the maximum principal amount of the Loan to be held by such Lender hereunder immediately after funding such amounts, as such commitment may be reduced or increased from time to time pursuant to the assignments by or to such Lender pursuant to Section 8.04. The initial amount of each Lender’s Loan Commitment is set forth on Schedule 2.01. The initial aggregate amount of the Lenders’ Loan Commitments is $10,000,000.

     “Loan Documents” means this Agreement, any promissory note issued pursuant to Section 2.07 of this Agreement, the Subsidiary Guarantee Agreement and the Indemnity, Subrogation and Contribution Agreement.

     “Loan Parties” means the Borrower and the Subsidiary Loan Parties.

     “Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

     “Long-Term Indebtedness” means any Indebtedness that, in accordance with GAAP, constitutes (or, when incurred, constituted) a long-term liability.

     “Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, condition (financial or otherwise) or material agreements, of the Borrower and the Subsidiaries, taken as a whole, (b) the ability of any Loan Party to perform any of its obligations under any Loan Document or (c) the rights of or benefits available to the Lenders under any Loan Document.

          “Material Indebtedness” means Indebtedness (other than the Loans), or obligations in respect of one or more Hedging Agreements, of any one or more of the Borrower and the Subsidiaries in an aggregate principal amount exceeding $10,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

          “Maturity Date” means June 29, 2007, or if such day is not a Business Day, the next preceding Business Day.

          “Maximum Rate” has the meaning assigned to such term in Section 8.13.

          “Mortgage” means a mortgage, deed of trust, assignment of leases and rents, leasehold mortgage or other security document granting a Lien on any Mortgaged Property to secure the Obligations (as defined in the Credit Agreement).

          “Mortgaged Property” means each parcel of real property and the improvements thereto owned by a Loan Party and identified on Schedule 1.01, to which a Mortgage has been granted.

          “Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

          “Net Proceeds” means, with respect to any event (a) the cash proceeds received in respect of such event, including (i) any cash received in respect of any non-cash proceeds, but only as and when received, (ii) in the case of a casualty or other insured damage, insurance proceeds, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all fees and out-of-pocket expenses paid by the Borrower and the Subsidiaries to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made by the Borrower and the Subsidiaries as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event, and (iii) the amount of all taxes paid (or reasonably estimated to be payable) by the Borrower and the Subsidiaries, and the amount of any reserves established by the Borrower and the Subsidiaries to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by the chief financial officer of the Borrower).

          “Net Working Capital” means, at any date, (a) the consolidated current assets and non-current deferred income tax assets of the Borrower and its consolidated Subsidiaries as of such date (excluding cash and Permitted Investments) minus (b) the consolidated current liabilities and non-current deferred income tax liabilities of the Borrower and its consolidated Subsidiaries as of such date (excluding (i) current liabilities in respect of Indebtedness and (ii) accruals and reserves for or relating to nonrecurring restructuring of overhead costs taken in 2003, 2004 and 2005 in an aggregate amount not to exceed $7,500,000). Net Working Capital at any date may be a positive or negative number. Net Working Capital increases when it becomes more positive or less negative and decreases when it becomes less positive or more negative.

          “Obligations” means the obligations of each Loan Party under the Loan Documents, including (a) each payment required to be made by the Loan Parties under the Loan Documents, when and as due, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of each Loan Party under or pursuant to the Loan Documents.

          “Other Taxes” means any and all present or future recording, stamp, documentary, excise, transfer, sales, property or similar taxes, charges or levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

          “Participant” has the meaning assigned to such term in Section 8.04(e).

          “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

          “Permitted Encumbrances” means:

          (a) Liens imposed by law for taxes or other governmental charges that are not yet due and payable or are being contested in compliance with Section 5.04;

          (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;

          (c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

          (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

          (e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII; and

          (f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

          “Permitted Investments” means:

          (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof;

          (b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

          (c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000; and

          (d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above.

          “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

          “Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

          “Preferred Stock” means the series A-1 and A-2 of pay-in-kind preferred stock, par value $.0001 per share, of the Borrower.

          “Prepayment Event” means:

          (a) any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction) of any property or asset of the Borrower or any Subsidiary, other than dispositions described in clauses (a), (b) and (c) of Section 6.05; or

          (b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any Subsidiary, but only to the extent that the Net Proceeds therefrom have not been applied to repair, restore or replace such property or asset within 360 days after such event; or

          (c) the incurrence by the Borrower or any Subsidiary of any Indebtedness, other than Indebtedness permitted by Section 6.01(a); or

          (d) the occurrence of any event that obligates, or with passage of time may obligate, the Borrower mandatorily to prepay, repay, repurchase or defease the Subordinated Debt, including (i) any Asset Sale (as defined in the Subordinated Indenture and Subordinated Note Purchase Agreement), (ii) any Change of Control (as defined in the Subordinated Indenture and Subordinated Note Purchase Agreement), (iii) any incurrence of Indebtedness by the Borrower or any Subsidiary and (iv) any issuance of Equity Interests in, or any capital contribution to, the Borrower or any Subsidiary.

          “Prime Rate” means the rate of interest per annum publicly announced from time to time by The Chase Manhattan Bank as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

          “Recapitalization” means the recapitalization of the Borrower in accordance with the Recapitalization Agreement dated as of June 23, 1999 among the Investor, the Borrower (f/k/a Knowles Electronics, Inc.) and the holders of record of common stock of the Borrower named therein, including the Restated Certificate of Incorporation.

          “Register” has the meaning assigned to such term in Section 8.04(c).

          “Related Business” means any business providing goods or services for (i) transducers used in hearing aids, (ii) microphones, speakers, headsets and infrared remote control products for voice recognition, computer, telecommunications, medical and consumer electronic businesses or (iii) actuators, solenoids and electronic sensors for automotive or other industrial businesses.

          “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

          “Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

          “Required Lenders” means, at any time, Lenders having Loans and unused Loan Commitments representing more than 50.0% of the sum of the total outstanding Loans and unused Loan Commitments at such time.

          “Restated Certificate of Incorporation” means the Second Amended and Restated Certificate of Incorporation of the Borrower in the form filed with the Secretary of State of Delaware at 9:00 a.m. on June 30, 1999.

          “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Borrower or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Borrower or any Subsidiary.

          “Sponsors” means (a) Doughty Hanson & Co. Managers Limited, a company organized and existing under the laws of England and Wales and (b) certain of its Affiliates, provided that no such Affiliate shall be deemed to be a “Sponsor” if it ceases at any time to be Controlled by Doughty Hanson & Co. Managers Limited.

          “Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Lenders are subject (a) with respect to the Base CD Rate, for new negotiable nonpersonal time deposits in Dollars of over $100,000 with maturities approximately equal to three months and (b) with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

          “Stockholders’ Agreement” means the Stockholders’ Agreement dated as of June 30, 1999 among the Borrower, the Investor and the other stockholders of the Borrower named therein.

          “Subordinated Debt” means the Indebtedness incurred pursuant to the Subordinated Indenture and the Subordinated Note Purchase Agreement.

          “Subordinated Debt Documents” means the Subordinated Indenture Documents and the Subordinated Note Documents.

          “Subordinated Indenture” means the Indenture dated as of October 1, 1999, among the Borrower, the Subsidiaries of the Borrower and the Bank of New York, as trustee.

          “Subordinated Indenture Documents” means the Subordinated Indenture and all other instruments, agreements and other documents evidencing or governing the Indebtedness incurred pursuant to the Subordinated Indenture or providing for any Guarantee or other right in respect thereof

          “Subordinated Note Documents” means the Subordinated Note Purchase Agreement and all other instruments, agreements and other documents evidencing or governing the Indebtedness incurred pursuant to the Subordinated Note Purchase Agreement or providing for any Guarantee or other right in respect thereof.

          “Subsidiary Note Purchase Agreement” means the Note Purchase Agreement dated as of August 28, 2002, among the Borrower, the Subsidiaries of the Borrower party thereto and Key Acquisition, LLC and the Indebtedness represented thereby.

          “Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

          “Subsidiary” means any subsidiary of the Borrower.

          “Subsidiary Guarantee Agreement” means the Guarantee Agreement, substantially in the form of Exhibit C, made by the Subsidiary Loan Parties in favor and for the benefit of the Lenders.

          “Subsidiary Loan Party” means any Subsidiary that is not a Foreign Subsidiary.

          “Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

          “Three-Month Secondary CD Rate” means, for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or, if such day is not a Business Day, the next preceding Business Day) by the Board through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of the Board, be published in Federal Reserve Statistical Release H.15(519) during the week following such day) or, if such rate is not so reported on such day or such next preceding Business Day, the average of the secondary market quotations for three-month certificates of deposit of major money center banks in New York City received at approximately 10:00 a.m., New York City time, on such day (or, if such day is not a Business Day, on the next preceding Business Day) by Required Lenders from three negotiable certificate of deposit dealers of recognized standing selected by it.

          “Total Indebtedness” means, as of any date, the sum of (a) the aggregate principal amount of Indebtedness of the Borrower and the Subsidiaries outstanding as of such date, in the amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP, plus (b) the aggregate principal amount of Indebtedness of the Borrower and the Subsidiaries outstanding as of such date that is not required to be reflected on a balance sheet in accordance with GAAP, determined on a consolidated basis.

          “Transactions” means the transactions contemplated by the Loan Documents.

          “United States” means the United States of America.

          “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

          “Xerion” has the meaning assigned to such term in the Preamble.

          SECTION 1.02. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

          SECTION 1.03. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time, provided that, if the Borrower notifies the Required Lenders that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Required Lenders notify the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II

COMMITMENTS; DISBURSEMENT

          SECTION 2.01. Loan Commitment. Subject to the terms and conditions set forth herein, each Lender severally agrees to make one or more Loans to the Borrower on the day specified by the Borrower pursuant to a Borrowing Request (such day to be during the period from and including the Effective Date to and including the Commitment Termination Date in a principal amount for each Lender not to exceed the amount of such Lender’s Loan Commitment) such that the aggregate principal amount of the Loans made by all Lenders to the Borrower on such day shall equal the amount specified by the Borrower pursuant to such Borrowing Request. Amounts repaid in respect of any Loan may not be reborrowed.

          SECTION 2.02. Loans and Borrowings. (a) Each Borrowing shall consist of Loans made by the Lenders ratably in accordance with their respective Loan Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder, provided that the Loan Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

          (a) Subject to Section 2.10, each Borrowing shall be comprised entirely of Eurodollar Loans in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan, provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement. Each Borrowing, at the time of such Borrowing and at the commencement of each Interest Period for any Eurodollar Borrowing, shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $1,000,000 (or in the case of the initial Borrowing, $8,500,000). Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or continue, any Eurodollar Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

          SECTION 2.03. Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Lenders of such request by telephone not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Lenders of a written Borrowing Request in substantially the form attached hereto as Exhibit B and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

     (i) the aggregate amount of such Borrowing;

     (ii) the date of such Borrowing, which shall be a Business Day on or before the Commitment Termination Date;

     (iii) the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

     (iv) the location and number of the Borrower’s account to which funds are to be disbursed.

If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

          SECTION 2.04. Funding of Borrowings. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 5:00 p.m., New York City time, to the account of the Borrower designated by the Borrower in the Borrowing Request.

          SECTION 2.05. Interest Elections. (a) Each Borrowing shall have an initial Interest Period as specified in the applicable Borrowing Request. Thereafter, the Borrower may elect to continue such Borrowing and may elect Interest Periods therefor as provided in this Section 2.05. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. Notwithstanding the foregoing, the Borrower may not have more than two separate Borrowings with different Interest Periods applicable thereto outstanding at any one time.

          (b) To make an election pursuant to this Section 2.05, the Borrower shall notify the Lenders of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Lenders of a written Interest Election Request in substantially the form attached hereto as Exhibit C and signed by the Borrower.

          (c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

          (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clause (iii) below shall be specified for each resulting Borrowing);

          (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day; and

          (iii) the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request does not specify an Interest Period, the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

          (d) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as a Eurodollar Borrowing with an Interest Period of one month’s duration. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Lenders so notify the Borrower, then, so long as an Event of Default is continuing, unless repaid, each Borrowing shall continue as a Borrowing with an Interest Period of one month’s duration.

          SECTION 2.06. Termination and Reduction of Loan Commitments. Unless previously terminated, the Loan Commitments shall terminate at 5:00 p.m., New York City time, on the Commitment Termination Date. The Borrower may at any time terminate, or from time to time reduce the Loan Commitments, provided that each reduction of the Loan Commitment shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000. The Borrower shall notify the Lenders of any election to terminate or reduce the Loan Commitments under this Section 2.06 at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Each notice delivered by the Borrower pursuant to this Section 2.06 shall be irrevocable. Any termination or reduction of the Loan Commitments shall be permanent. Each reduction of the Loan Commitments shall be made ratably among the Lenders in accordance with their respective Loan Commitments.

          SECTION 2.07. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to each Lender on the Maturity Date the then unpaid principal amount of each Loan of such Lender. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder. The entries made in the accounts maintained pursuant to this Section 2.07 shall be prima facie evidence of the existence and amounts of the obligations recorded therein, provided that the failure of any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

          (b) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, then the Borrower shall promptly prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in substantially the form attached hereto as Exhibit D. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 8.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

          SECTION 2.08. Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing made by it in whole or in part, subject to the requirements of this Section 2.08.

          (b) In the event and on each occasion that any Net Proceeds are received by or on behalf of the Borrower or any Subsidiary in respect of any Prepayment Event described in clauses (a) through (c) of the definition of the term “Prepayment Event”, the Borrower shall, within three Business Days after such Net Proceeds are received, prepay Borrowings in an aggregate amount equal to such Net Proceeds, provided that, in the case of any event described in clause (a) of the definition of the term “Prepayment Event”, if the Borrower shall deliver to the Lenders a certificate of a Financial Officer to the effect that the Borrower and the Subsidiaries intend to apply the Net Proceeds from such event (or a portion thereof specified in such certificate), within 365 days after receipt of such Net Proceeds, to acquire real property, equipment or other tangible assets to be used in the business of the Borrower and the Subsidiaries, and certifying that no Default has occurred and is continuing, then no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds in respect of such event (or the portion of such Net Proceeds specified in such certificate, if applicable) except to the extent of any such Net Proceeds therefrom that have not been so applied by the end of such 365-day period, at which time a prepayment shall be required in an amount equal to such Net Proceeds that have not been so applied. In the event and on each occasion that any Net Proceeds or other amounts of cash, securities or other property are received by or on behalf of the Borrower or any Subsidiary in respect of any Prepayment Event described in clause (d) of the definition of the term “Prepayment Event”, the Borrower shall prepay Borrowings in such aggregate amount as may be necessary and at such time as may be necessary in order to ensure that neither the Borrower nor any Subsidiary is required pursuant to the terms of the Subordinated Debt Documents to make any payment or prepayment (or offer to repurchase, redeem or defease the Subordinated Debt) to the holders of the Subordinated Debt.

          (c) Following the end of each fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2004, the Borrower shall prepay Borrowings in an aggregate amount equal to the excess, if any, of (i) 50.0% of Excess Cash Flow for such fiscal year minus (ii) the aggregate principal of Borrowings voluntarily prepaid during such fiscal year pursuant to Section 2.08 (a), provided that no prepayment of Borrowings shall be required pursuant to this paragraph (c) with respect to any fiscal year of the Borrower if the Leverage Ratio as of the last day of such fiscal year is less than 3.50 to 1.00. Each prepayment pursuant to this paragraph shall be made on or before the date on which financial statements are delivered pursuant to Section 5.01 with respect to the fiscal year for which Excess Cash Flow is being calculated (and in any event within 90 days after the end of such fiscal year).

          (d) Notwithstanding anything to the contrary the prepayment obligations pursuant to paragraphs (b) and (c) of this Section 2.08 shall apply and be effective only to the extent, and at the time, if any, that (i) such obligation and any prepayment (including the payment of applicable interest) thereunder would not cause a default under, violate any provision of, require any consent, waiver or approval under, or otherwise constitute a breach under, the Credit Documents or the Subordinated Debt Documents and (ii) the amounts otherwise required to be paid pursuant to paragraphs (b) and (c) of this Section 2.08 are not also required to be paid in respect of Obligations (as defined in the Credit Agreement) pursuant to analogous prepayment provisions in the Credit Documents.

          (e) Prior to any optional or mandatory prepayment, if any, of Borrowings hereunder, the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment. The Borrower shall notify the Lenders by telephone (confirmed by telecopy) of any prepayment hereunder not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of such Borrowing as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.09. Any prepayments pursuant to Section 2.08(a) shall be accompanied by a fee equal to two percent of the principal so prepaid.

          SECTION 2.09. Interest. (a) Subject to Section 2.09(c), the Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

          (b) Subject to Section 2.09(c), the Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

          (c) Notwithstanding the foregoing, if any principal of, or interest on, any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in this Agreement or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans. Upon the occurrence and during the continuance of an Event of Default, the provisions of the immediately preceding sentence shall not apply with respect to any overdue amounts in respect of the Loans and the Applicable Rate otherwise applicable to any Loan shall increase by 3%.

          (d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan, provided that (i) interest accrued pursuant to paragraph (c) of this Section 2.09 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) all interest payable pursuant to this Agreement on the Loans shall be payable in cash, including interest due pursuant to Section 2.09(c).

          (e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by Required Lenders, and such determination shall be conclusive absent manifest error.

          SECTION 2.10. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing Required Lenders determine (which determination shall be conclusive absent manifest error) that:

    (a) adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

    (b) the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Required Lenders shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until Required Lenders notify the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist (i) any Interest Election Request that requests the continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and shall be continued as an ABR Borrowing, (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing and (iii) any outstanding Loans shall be converted, on the last day of the then current Interest Period with respect thereto, to ABR Loans.

          SECTION 2.11. Increased Costs. (a) If any Change in Law shall:

          (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

          (ii) impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender (not including any such imposition relating to Taxes which shall be governed by Section 2.13);

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

          (b) If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

          (c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.11 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten days after receipt thereof.

          (d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.11 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor, and provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

          SECTION 2.12. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the failure to borrow, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto, or (c) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.15, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate that such Lender would bid were it to bid, at the commencement of such period, for deposits denominated in the currency in which such Loan is denominated of a comparable amount and period from other banks in the London interbank market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.12 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten days after receipt thereof by the Borrower.

          SECTION 2.13. Taxes. (a) Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.13) the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

          (a) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

          (b) The Borrower shall indemnify each Lender within ten days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by such Lender on or with respect to any payment by or on account of any obligation of such Borrower hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.13) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender shall be conclusive absent manifest error.

          (c) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

          (d) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower, at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate, provided that such Foreign Lender has received written notice from the Borrower advising it of the availability of such exemption or reduction and supplying all applicable documentation.

          SECTION 2.14. Payments Generally; Pro Rata Treatment; Sharing of Setoffs. (a) The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, or fees, or of amounts payable under

Sections 2.11, 2.12 or 2.13 or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 12:00 noon, New York City time), on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Lender, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to Xerion by wire transfer to:

JPMorgan Chase Bank
New York, NY
ABA #: 021-000-021
Account Number: 066-631432
Account Name: Xerion Partners II Master Fund Ltd

or such other location as the Lenders may specify by prior written notice to the Borrower from time to time. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under this Agreement (whether of principal, interest, fees or otherwise) shall be made in Dollars.

          (b) If at any time insufficient funds are received by and available to the Lenders to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties. The Lenders shall transfer such funds amongst themselves in accordance with the foregoing sentence.

          (c) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans, provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

          SECTION 2.15. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.11, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.13, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.11 or 2.13, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

          (b) If any Lender requests compensation under Section 2.11, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.13, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 8.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that (i) the Borrower shall have received the prior written consent of the Required Lenders, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.11 or payments required to be made pursuant to Section 2.13, (A) such assignment will result in a material reduction in such compensation or payments and (B) to the extent that more than one Lender claims such compensation or payments as of the time of such assignment, the Borrower shall require that each Lender claiming compensation or payments as onerous to the Borrower (as reasonably determined by the Borrower) as those claimed by the Lender required to make such assignment shall also assign its interests, rights and obligations under this Agreement pursuant to this Section 2.15(b) simultaneously with such assignment. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

          The Borrower represents and warrants to the Lenders that:

          SECTION 3.01. Organization; Powers. The Borrower and each of the Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

          SECTION 3.02. Authorization; Enforceability. The Transactions to be entered into by each Loan Party are within such Loan Party’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of the Borrower or such Loan Party (as the case may be), enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

          SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by or before, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any of the Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any material indenture, agreement or other instrument binding upon the Borrower or any of the Subsidiaries or any of their assets, or give rise to a right thereunder to require any material payment to be made by the Borrower or any of the Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of the Subsidiaries.

          SECTION 3.04. Financial Condition; No Material Adverse Change. (a) The Borrower has heretofore furnished to the Lenders (i) its audited consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the fiscal year ended December 31, 2003, reported on by Ernst & Young, independent public accountants, (ii) its unaudited consolidated statement of income for the twelve month period ended September 30, 2004, certified by its chief financial officer and (iii) its unaudited consolidated balance sheet and statement of income as of and for the portion of the fiscal year ended September 30, 2004, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

          (b) Except as disclosed in the financial statements referred to above or the notes thereto and except for the Disclosed Matters, after giving effect to the Transactions, neither the Borrower nor any Subsidiary has, as of the Effective Date, any material contingent liabilities, unusual long-term commitments or unrealized losses.

          (c) Since September 30, 2004, nothing has occurred which would have a Material Adverse Effect.

          SECTION 3.05. Properties. (a) Each of the Borrower and the Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business (including its Mortgaged Properties), except for defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

          (b) Each of the Borrower and the Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and the Subsidiaries does not, to the Borrower’s knowledge, infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not result in a Material Adverse Effect.

          (c) Schedule 3.05 sets forth the address of each real property that is owned or leased by the Borrower or any of the Subsidiaries as of the Effective Date.

          (d) As of the Effective Date, neither the Borrower nor any of the Subsidiaries has received notice of, or has knowledge of, any pending or contemplated condemnation proceeding affecting any Mortgaged Property or any sale or disposition thereof in lieu of condemnation. Neither any Mortgaged Property nor any interest therein is subject to any right of first refusal, option or other contractual right to purchase such Mortgaged Property or interest therein.

          SECTION 3.06. Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of the Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would, individually or in the aggregate, result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve any of the Loan Documents or the Transactions.

          (b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, would not result in a Material Adverse Effect, neither the Borrower nor any of the Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

          (c) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

          SECTION 3.07. Compliance with Laws and Agreements. Each of the Borrower and the Subsidiaries is in compliance with all laws, regulations and orders of any

Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, would not result in a Material Adverse Effect. No Default has occurred and is continuing.

          SECTION 3.08. Investment and Holding Company Status. Neither the Borrower nor any of the Subsidiaries is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

          SECTION 3.09. Taxes. Each of the Borrower and the Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) any Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so would not result in a Material Adverse Effect.

          SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $15,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $15,000,000 the fair market value of the assets of all such underfunded Plans.

          SECTION 3.11. Disclosure. The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which the Borrower or any of the Subsidiaries is subject, and all other matters known to any of them, that, individually or in the aggregate, would result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party to any Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, provided that, with respect to projected financial information, if any, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

          SECTION 3.12. Subsidiaries. Schedule 3.12 sets forth the name of, and the ownership interest of the Borrower in, each Subsidiary and identifies each Subsidiary that is a Subsidiary Loan Party, in each case as of the Effective Date.

          SECTION 3.13. Insurance. The Borrower and the Subsidiaries have insurance in such amounts and covering such risks and liabilities as are in accordance with normal industry practice and the Borrower believes that the insurance maintained by or on behalf of the Borrower and the Subsidiaries is adequate.

          SECTION 3.14. Labor Matters. As of the Effective Date, there are no strikes, lockouts or slowdowns against the Borrower or any Subsidiary pending or, to the knowledge of the Borrower, threatened. The hours worked by and payments made to employees of the Borrower and the Subsidiaries employed in the United States have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters. All payments due from the Borrower or any Subsidiary, or for which any claim may be made against the Borrower or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have, in all material respects, been paid or accrued as a liability on the books of the Borrower or such Subsidiary. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any Subsidiary is bound.

          SECTION 3.15. Solvency. Immediately after the consummation of the Transactions to occur on the Effective Date and immediately following the making of each Loan made on the Effective Date and after giving effect to the application of the proceeds of such Loans, (a) the fair value of the assets of each Loan Party, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of each Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) no Loan Party will have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Effective Date.

          SECTION 3.16. Senior Indebtedness. The Obligations constitute “Senior Indebtedness” under and as defined in the Subordinated Debt Documents.

          SECTION 3.17. Material Non-Public Information. As of the date hereof and of the initial funding of the Loans, neither the Borrower nor any of its Subsidiaries have furnished or otherwise disclosed any information to the Lenders that the Borrower reasonably believes may contain material, non-public information.

ARTICLE IV

CONDITIONS

          SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 8.02):

          (a) The Lenders (or their counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Lenders (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

          (b) The Lenders shall have received a favorable written opinion (addressed to the Lenders and dated the Effective Date) each of (i) Richards Spears Kibbe & Orbe LLP, special counsel for the Borrower, substantially in the form of Exhibit E-1 and (ii) Dykema Gosset Rooks Pitts PLLC, counsel for the Borrower, substantially in the form of Exhibit E-2. The Borrower hereby requests such counsel to deliver such opinion.

          (c) The Lenders shall have received such documents and certificates as the Lenders or its counsel may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of the Transactions and any other legal matters relating to the Loan Parties, the Loan Documents or the Transactions, all in form and substance satisfactory to the Lenders and its counsel.

          (d) The Lenders shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02 as of the Effective Date.

          (e) The Lenders shall have received the Commitment Fee and the Funding Fee as defined in and required to be paid pursuant to the Unsecured Term Loan Proposal Term Sheet between Borrower and Xerion Capital Partners LLC, a Delaware limited liability company, entered into on November 2, 2004, and, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including fees, charges and disbursements of counsel).

          (f) The Guarantee Requirement shall have been satisfied.

          (g) The Lenders shall have received evidence that the insurance required by Section 5.06 is in effect.

          (h) All consents and approvals required to be obtained from any Governmental Authority or other Person in connection with the Transactions shall have been obtained, and all applicable waiting periods and appeal periods shall have expired, in each case without the imposition of any burdensome conditions.

          SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing is subject to receipt of the request therefore in accordance herewith and to the satisfaction of the following conditions:

          (a) The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct on and as of the date of such Borrowing.

          (b) At the time of and immediately after giving effect to such Borrowing, no Default shall have occurred and be continuing.

Each Borrowing shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

AFFIRMATIVE COVENANTS

          Until the Loan Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full the Borrower covenants and agrees with the Lenders that:

          SECTION 5.01. Financial Statements and Other Information. Subject to Section 5.12, the Borrower will furnish to each Lender:

    (a) within 90 days after the end of each fiscal year of the Borrower, its audited consolidated and unaudited consolidating balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Ernst & Young or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

    (b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated and consolidating balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

    (c) to the extent and as and when available, after the end of each of the first two fiscal months of each fiscal quarter of the Borrower, its consolidated and consolidating balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal month and the then elapsed portion of the fiscal year, all certified by one of its Financial Officers as presenting in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

    (d) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.12, 6.13 and 6.14 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the Borrower’s audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

    (e) concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines) to the extent that the Borrower is able to obtain using commercially reasonable efforts the delivery of such certificate from such accounting firm;

    (f) prior to January 15 of each fiscal year of the Borrower, a detailed consolidated budget for such fiscal year (including a projected consolidated balance sheet and related statements of projected operations and cash flow as of the end of and for such fiscal year and setting forth the assumptions used for purposes of preparing such budget) and, promptly when available, any significant revisions of such budget;

    (g) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of such Commission, or with any national securities exchange, or distributed by the Borrower to its stockholders generally, as the case may be; and

    (h) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of any Loan Document, as any Lender may reasonably request.

          SECTION 5.02. Notices of Material Events. Subject to Section 5.12, the Borrower will furnish to the each Lender prompt written notice of the following:

    (a) the occurrence of any Default;

    (b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in liability to the Borrower and the Subsidiaries in an aggregate amount exceeding $2,000,000;

    (c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and the Subsidiaries in an aggregate amount exceeding $2,000,000; and

    (d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 5.02 shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

          SECTION 5.03. Existence; Conduct of Business. The Borrower will, and will cause each of the Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business, provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

          SECTION 5.04. Payment of Obligations. The Borrower will, and will cause each of the Subsidiaries to, pay its Indebtedness and other obligations, including Tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (c) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation and (d) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

          SECTION 5.05. Maintenance of Properties. The Borrower will, and will cause each of the Subsidiaries to, keep and maintain all property material to the conduct of its business (taken as a whole) in good working order and condition, ordinary wear and tear and casualty and condemnation excepted.

          SECTION 5.06. Insurance. The Borrower will, and will cause each of the Subsidiaries to, maintain, with financially sound and reputable insurance companies insurance in such amounts (with no greater risk retention) and against such risks as are customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations. The Borrower will furnish to any

Lender, upon request thereby, information in reasonable detail as to the insurance so maintained.

          SECTION 5.07. Books and Records; Inspection and Audit Rights. The Borrower will, and will cause each of the Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of the Subsidiaries to, permit any representatives designated by any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, at such reasonable times as requested, provided that, unless a Default shall have occurred and shall be continuing, the Borrower and the Subsidiaries will not have any obligation to permit any visit or inspection by representatives designated by any Lender if representatives designated by such Lender or any other Lender have previously conducted an aggregate of twelve visits or inspections.

          SECTION 5.08. Compliance with Laws. The Borrower will, and will cause each of the Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

          SECTION 5.09. Additional Subsidiaries. If any additional Subsidiary is formed or acquired after the Effective Date, the Borrower will, within three Business Days after such Subsidiary is formed or acquired, notify the Lenders thereof and cause the Guarantee Requirement to be satisfied with respect to such Subsidiary (if it is a Subsidiary Loan Party).

          SECTION 5.10. Further Assurances. The Borrower will, and will cause each Subsidiary to, execute any and all further documents, agreements and instruments, and take all such further actions, that may be required under any applicable law, or which the Required Lenders may reasonably request, to cause the Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties.

          SECTION 5.11. Interest Rate Protection. Within 90 days after the Effective Date, the Borrower will enter into, and thereafter for a period of not less than three years after the Effective Date will maintain in effect, one or more interest rate protection agreements on such terms and with such parties as shall be reasonably satisfactory to the Required Lenders, to the extent necessary to ensure that at least 35.0% of the amount of outstanding Long-Term Indebtedness of the Borrower and the consolidated Subsidiaries is effectively subject to a fixed rate of interest.

          SECTION 5.12. Material Non-Public Information. Prior to furnishing any information that the Borrower reasonably believes may contain material, non-public information to the Lenders pursuant to the Loan Documents, the Borrower shall provide written notice to the Lenders and the Borrower shall not provide any such information that may constitute material, non-public information without the express written consent of such

Lender; provided that the time periods set forth in this Article V applicable to the provision of information shall be deemed extended for a reasonable period of time required for the Borrower to (a) make such determination as to its reasonable belief, (b) provide any such written notice and (c) receive any such express written consent of the Lenders.

ARTICLE VI

NEGATIVE COVENANTS

          Until the Loan Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, the Borrower covenants and agrees with the Lenders that:

          SECTION 6.01. Indebtedness; Certain Equity Securities. (a) The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

     (i) Indebtedness created under the Loan Documents;

     (ii) Indebtedness created under the Credit Documents (in an aggregate principal amount of Indebtedness thereunder of up to $163,000,000);

     (iii) the Subordinated Debt (in an aggregate principal amount of Indebtedness thereunder of up to $173,000,000);

     (iv) Indebtedness existing on the date hereof and set forth in Schedule 6.01 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or result in an earlier maturity date or decreased weighted average life thereof;

     (v) Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary, provided that Indebtedness of any Subsidiary that is not a Subsidiary Loan Party to the Borrower or any Subsidiary Loan Party shall be subject to Section 6.04;

     (vi) Guarantees by the Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Borrower or any other Subsidiary, provided that Guarantees by the Borrower or any Subsidiary Loan Party of Indebtedness of any Subsidiary that is not a Subsidiary Loan Party shall be subject to Section 6.04;

     (vii) Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets (including related fees and expenses), including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, provided that such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or result in an earlier maturity date or decreased weighted average life thereof, provided that the aggregate principal amount of Indebtedness permitted by this clause (vii) shall not exceed $15,000,000 at any time outstanding;

     (viii) obligations with respect to surety, appeal and performance bonds obtained by the Borrower or any of the Subsidiaries in the ordinary course of business;

     (ix) other unsecured Indebtedness in an aggregate principal amount not exceeding $10,000,000 at any time outstanding (less the outstanding principal amount of the Loans under the Loan Documents);

     (x) the Junior Subordinated Exchange Notes in an aggregate principal amount not in excess of the liquidation value of the Series A-1 Preferred Stock, provided that such Junior Subordinated Exchange Notes shall be in the form annexed to the Restated Certificate of Incorporation as in effect on the Effective Date; and

     (xi) Indebtedness of the Borrower in an aggregate principal amount not exceeding $10,000,000; provided that such Indebtedness is subordinated to the Obligations, and has other terms and conditions, reasonably satisfactory to Required Lenders.

          (b) The Borrower will not, and will not permit any Subsidiary to, issue any preferred stock or other preferred Equity Interests, other than preferred stock issued by the Borrower the terms of which do not provide for (i) any amortization, sinking fund payment, mandatory redemption, other required repayment or repurchase of, or other Restricted Payment with respect to, such preferred stock, in each case prior to the Maturity Date or (ii) any covenants or events of default relating to such preferred stock which are more restrictive than those relating to the Preferred Stock contained in the Restated Certificate of Incorporation as in effect on the Effective Date.

          SECTION 6.02. Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

     (a) Liens created under the Loan Documents and the Credit Documents (it being understood that the foregoing shall not be deemed to imply that the Borrower or any of its Subsidiaries has granted any security interest in favor of the Lenders in respect of the Loans);

     (b) Permitted Encumbrances;

     (c) any Lien on any property or asset of the Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 6.02, provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary and (ii) such Lien shall secure only those obligations that it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

     (d) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary, provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary and (iii) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

     (e) Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary, provided that (i) such security interests secure Indebtedness permitted by clause (vii) of Section 6.01(a), (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 80.0% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Borrower or any Subsidiary;

     (f) any license of any intellectual property granted by the Borrower or any Subsidiary to third parties in the ordinary course of business; and

     (g) Liens (other than those permitted by paragraphs (a) through (f) above) securing liabilities permitted hereunder in an aggregate amount not exceeding $500,000 at any time outstanding.

Notwithstanding anything to the contrary, the obligations pursuant to this Section 6.02 shall apply and be effective only to the extent, and at the time, if any, that such obligations would not cause a default under, violate any provision of, require any consent, waiver or approval under, or otherwise constitute a breach under, the Credit Documents or the Subordinated Debt Documents.

          SECTION 6.03. Fundamental Changes. (a) The Borrower will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Subsidiary may merge into any Subsidiary Loan Party in a transaction in which the surviving entity is a Subsidiary Loan Party, (iii) any Foreign Subsidiary may merge into any other Foreign Subsidiary in a transaction in which the surviving entity is a Foreign Subsidiary and (iv) any Subsidiary (other than a Subsidiary

Loan Party may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders, provided that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04.

          (b) The Borrower will not, and will not permit any of the Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and the Subsidiaries on the date of execution of this Agreement and any Related Business.

          SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. The Borrower will not, and will not permit any of the Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any Equity Interests in or evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:

     (a) Permitted Investments;

     (b) investments existing on the date hereof and set forth on Schedule 6.04;

     (c) investments by the Borrower and the Subsidiaries in Equity Interests in their respective Subsidiaries, provided that the Borrower and the Subsidiaries shall only transfer cash to Subsidiaries that are not Subsidiary Loan Parties by means of loans or advances in accordance with clause (d) of this Section unless, (i) in the reasonable judgment of senior management of the Borrower, there is a material tax or other material economic or legal disadvantage to the Borrower in structuring such a transfer to a Subsidiary that is not a Subsidiary Loan Party as a loan or advance instead of as an investment in Equity Interests of such Subsidiary, and (ii)(A) Required Lenders give their prior written consent if the amount of the proposed investment in any Subsidiary that is not a Subsidiary Loan Party, together with the aggregate amount of cash invested by Borrower and the other Loan Parties in such Subsidiary after the Effective Date, is equal to or greater than $7,500,000, or (B) the Administrative Agent (as defined in the Credit Agreement) gives its prior written consent pursuant to the analogous provision of the Credit Agreement if the amount of the proposed investment in any Subsidiary that is not a Subsidiary Loan Party, together with the aggregate amount of cash invested by Borrower and the other Loan Parties in such Subsidiary after the Effective Date exceeds $500,000 and is less than $7,500,000; provided that a pro rata portion (in proportion to the aggregate principal amount of the Loans outstanding hereunder relative to the aggregate principal amount of the Loans outstanding under the Credit Agreement) of the fee, if any, paid to the Lenders (as defined in the Credit Agreement) in connection with such written consent, shall also be paid to the Lenders unless such fee paid to the Lenders (as defined in the Credit Agreement) in the aggregate is greater than $0 but does not exceed $10,000, in which case the Lenders shall be paid an aggregate amount equal to such fee;

     (d) loans or advances made by the Borrower to any Subsidiary and made by any Subsidiary to the Borrower or any other Subsidiary, provided that the Subsidiaries that are not Subsidiary Loan Parties shall not make loans or advances to the Borrower or any Subsidiary Loan Party unless the Indebtedness represented thereby is subordinated to the Obligations on terms reasonably satisfactory to Required Lenders;

     (e) Guarantees constituting Indebtedness permitted by Section 6.01(a), provided that (i) a Subsidiary shall not Guarantee the Subordinated Debt unless (A) such Subsidiary also has Guaranteed the Obligations pursuant to the Subsidiary Guarantee Agreement, (B) such Guarantee of the Subordinated Debt is subordinated to such Guarantee of the Obligations on terms no less favorable to the Lenders than the subordination provisions of the Subordinated Debt and (C) such Guarantee of the Subordinated Debt provides for the release and termination thereof, without action by any party, upon a sale, transfer or other disposition of all or substantially all of the assets of such Subsidiary, by way of merger, consolidation or otherwise, or a sale, transfer or other disposition (including, without limitation, by foreclosure or a transfer in lieu of foreclosure) of at least a majority of the voting Equity Interests of such Subsidiary or a direct or indirect parent of such Subsidiary beneficially owning at least a majority of the voting Equity Interests of such Subsidiary, and (ii) the Subsidiaries that are not Subsidiary Loan Parties shall not Guarantee the Indebtedness of the Borrower or any Subsidiary Loan Party;

     (f) investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

     (g) extensions of trade credit in the ordinary course of business;

     (h) loans or advances to employees, officers or directors of the Borrower and the Subsidiaries in their capacity as such, in an aggregate principal amount not to exceed $1,000,000 at any time outstanding;

     (i) Hedging Agreements permitted under Section 6.07;

     (j) investments constituting non-cash proceeds of any sale, transfer or other disposition permitted by Section 6.05; and

     (k) other investments in an aggregate amount not to exceed $2,000,000 at any time outstanding.

Notwithstanding anything to the contrary, the obligations pursuant to Sections 6.04 (d) and (e) shall apply and be effective only to the extent, and at the time, if any, that such obligations would not cause a default under, violate any provision of, require any consent, waiver or approval under, or otherwise constitute a breach under, the Credit Documents or the Subordinated Debt Documents.

          SECTION 6.05. Asset Sales. The Borrower will not, and will not permit any of the Subsidiaries to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will the Borrower permit any of the Subsidiaries to issue any additional Equity Interest in such Subsidiary, except:

     (a) sales of inventory, used or surplus equipment and Permitted Investments in the ordinary course of business;

     (b) sales, transfers and dispositions to the Borrower or a Subsidiary, provided that any such sales, transfers or dispositions involving a Subsidiary that is not a Subsidiary Loan Party shall be made in compliance with Section 6.09;

     (c) sale and leaseback transactions permitted by Section 6.06;

     (d) sales, transfers and other dispositions of assets (other than Equity Interests in a Subsidiary) that are not permitted by any other clause of this Section, provided that the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this clause (d) shall not exceed 10,000,000 during any fiscal year of the Borrower or 35,000,000 in the aggregate during the term of this Agreement;

     (e) licenses and sublicenses of intellectual property rights, granted in the ordinary course of business and not interfering individually or in the aggregate in any material respect with the conduct of the business of the Borrower and the Subsidiaries; and

     (f) trade-ins, trade-ups and other similar exchanges of equipment of the Borrower and the Subsidiaries for other equipment to be used in the business of the Borrower and the Subsidiaries made in the ordinary course of business;

provided that all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by clause (b) above) shall be made for fair value and (other than those permitted by clause (b) or (f) above) for consideration at least 85% of which is cash.

          Notwithstanding anything to the contrary, the obligations pursuant to this Section 6.05 shall apply and be effective only to the extent, and at the time, if any, that such obligations would not cause a default under, violate any provision of, require any consent, wavier or approval under or otherwise constitute a breach under, the Credit Documents or the Subordinated Debt Documents.

          SECTION 6.06. Sale and Leaseback Transactions. The Borrower will not, and will not permit any of the Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for any such sale of any fixed or capital assets acquired (or the construction of which is completed) after the Effective Date that is made for cash consideration in an amount not less than the cost of such fixed or capital asset and is consummated within 90 days after the Borrower or such Subsidiary acquires or completes the construction of such fixed or capital asset.

          SECTION 6.07. Hedging Agreements. The Borrower will not, and will not permit any of the Subsidiaries to, enter into any Hedging Agreement, other than (a) Hedging Agreements required by Section 5.11 and (b) Hedging Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities.

          SECTION 6.08. Restricted Payments; Certain Payments of Indebtedness. (a) The Borrower will not, and will not permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except (i) the Borrower may declare and pay dividends with respect to its common or preferred stock payable solely in additional shares of its common or preferred stock, respectively, (ii) Subsidiaries may declare and pay dividends ratably with respect to their capital stock, (iii) the Borrower may make Restricted Payments, not exceeding $1,000,000 during any fiscal year, pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and the Subsidiaries, (iv) the Borrower may repurchase capital stock of the Borrower owned by former employees of the Borrower and the Subsidiaries or their assigns, estates and heirs, at a price not in excess of fair market value determined in good faith by the Board of Directors of the Borrower, in an aggregate amount during any fiscal year of the Borrower not in excess of the sum of (A) $1,000,000 plus (B) the Net Proceeds received by the Borrower during such fiscal year from the issuance of its capital stock to employees of the Borrower and the Subsidiaries, (v) the Borrower may repurchase shares of its capital stock from stockholders who were stockholders of the Borrower immediately prior to the Recapitalization, at a price not in excess of fair market value determined in good faith by the Board of Directors of the Borrower, in an aggregate amount not in excess of $1,000,000 during any fiscal year of the Borrower, (vi) upon the occurrence of an IPO (as defined in the Restated Certificate of Incorporation as in effect on the Effective Date), the Borrower may (A) redeem all or a portion of the Series A-1 Preferred Stock in accordance with Section 3B of the Restated Certificate of Incorporation as in effect on the Effective Date for an aggregate redemption price not in excess of the Net Proceeds received by the Borrower from such IPO (as defined in the Restated Certificate of Incorporation as in effect on the Effective Date) or (B) convert all or a portion of the Preferred Stock into common stock of the Borrower in accordance with Section 3C of the Restated Certificate of Incorporation as in effect on the Effective Date, (vii) to the extent permitted by Section 6.01(a)(ix), the Borrower may exchange, in accordance with Section 4 of Article II of the Restated Certificate of Incorporation as in effect on the Effective Date, the Series A-1 Preferred Stock for the Junior Subordinated Exchange Notes, and (viii) to the extent Knowles Electronics Taiwan Ltd. is a wholly-owned Subsidiary of the Borrower, any reduction of capital of Knowles Electronics Taiwan Ltd. effected ratably.

          (a) The Borrower will not, and will not permit any Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, except:

     (i) payment of Indebtedness created under the Loan Documents;

     (ii) payment of Indebtedness created under the Credit Documents;

     (iii) payment of regularly scheduled interest and principal payments as and when due in respect of any Indebtedness, other than (A) payments in respect of the Subordinated Debt or the Junior Subordinated Exchange Notes prohibited by the subordination provisions thereof and (B) any other payment in respect of the Junior Subordinated Exchange Notes, except for regularly scheduled interest payments in the form of additional Junior Subordinated Exchange Notes as provided in clause (i) of the last sentence of Section 2(a) of the form of Junior Subordinated Exchange Notes annexed to the Restated Certificate of Incorporation as in effect on the Effective Date;

     (iv) refinancings of Indebtedness to the extent permitted by Section 6.01; and

     (v) payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness.

Notwithstanding anything to the contrary, the obligations pursuant to Section 6.08 shall apply and be effective only to the extent, and at the time, if any, that such obligations would not cause a default under, violate any provision of, require any consent, waiver or approval under or otherwise constitute a breach under, the Credit Documents or the Subordinated Debt Documents.

          SECTION 6.09. Transactions with Affiliates. The Borrower will not, and will not permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions in the ordinary course of business that are at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrower and the Subsidiary Loan Parties not involving any other Affiliate, (c) any Restricted Payment permitted by Section 6.08, (d) reasonable indemnities provided to officers, directors and employees of the Borrower or any Subsidiary as determined in good faith by the Board of Directors of the Borrower, (e) any transactions undertaken pursuant to any contractual obligations in existence on the Effective Date (as in effect on the Effective Date) and set forth on Schedule 6.09 and (f) loans or advances to officers, directors or employees in the ordinary course of business permitted by

Section 6.04(h). Notwithstanding any other provision of this Agreement, the Borrower will not, and will not permit any Subsidiary to make, any payments of fees to any of the Sponsors.

          SECTION 6.10. Restrictive Agreements. The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary, provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, Credit Document or Subordinated Debt Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.10 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement or (to the extent such restrictions or conditions are identified on Schedule 6.10) Liens permitted by this Agreement if, in each case, such restrictions or conditions apply only to the property or assets securing such Indebtedness or Liens, respectively, and (v) clause (a) of the foregoing shall not apply to customary provisions in leases restricting the assignment thereof.

          SECTION 6.11. Amendment of Material Documents. The Borrower will not, and will not permit any Subsidiary to, amend, modify or waive any of its rights under (a) any Credit Document or Subordinated Indenture Document, (b) any Subordinated Note Document (other than in the case of the Borrower or any Subsidiary, to make any change which would not have an adverse effect upon Lenders (in the reasonable determination of the Required Lenders, provided that if the Borrower makes a written request for a determination and the Required Lenders do not respond within five Business Days to the Borrower’s written request such determination shall be deemed to have determined that such waiver, amendment or modification would not adversely impact the Lenders)), or (c) in the case of the Borrower, the Restated Certificate of Incorporation or the by-laws of the Borrower or, in the case of any Subsidiary, such Subsidiary’s certificate of incorporation, by-laws or other organizational documents (other than in the case of the Borrower or any Subsidiary, any amendment the sole effect of which is to change the legal name of the Borrower or such Subsidiary or to authorize additional shares of capital stock or other Equity Interests the issuance of which is permitted by this Agreement or to make any other change which would not have an adverse effect upon Lenders (in the reasonable determination of the Required Lenders, provided that if the Borrower makes a written request for a determination and the Required Lenders do not respond within five Business Days to the Borrower’s written request such determination shall be deemed to have determined that such waiver, amendment or modification would not adversely impact the Lenders)); provided that, in the case of clause (a) of this Section 6.11, other than in a case to allow an aggregate principal amount of

Indebtedness outstanding under the Credit Documents or the Subordinated Indenture Documents in excess of that permitted by Sections 6.01(a)(ii) and (a)(iii), the Borrower may amend, modify or waive any such rights thereunder if (x) the Consenting Creditor Total represents more than 50% (or such other percentage as may be specified in the Credit Agreement subsequent to the date hereof) of the Outstanding Creditor Total, (y) (A) to the extent such waiver, amendment or modification would not adversely impact the Lenders (in the reasonable determination of the Required Lenders, provided that if the Borrower makes a written request for a determination and the Required Lenders do not respond within five Business Days to the Borrower’s written request such determination shall be deemed to have determined that such waiver, amendment or modification would not adversely impact the Lenders and, provided, further, that any such waiver, amendment or modification increasing the aggregate principal amount of Indebtedness outstanding under the Credit Documents or Subordinated Indenture Documents within the limits permitted by Section 6.01 shall not be determined to adversely impact Lenders solely by virtue of such increase), a pro rata portion (in proportion to the aggregate principal amount of the Loans outstanding hereunder relative to the aggregate principal amount of the Loans outstanding under the Credit Agreement) of any amendment, waiver or similar fee to be paid to the Lenders (as defined in the Credit Agreement) in connection with such waiver, amendment or modification shall also be paid to the Lenders unless the amendment, waiver or similar fee to be paid to the Lenders (as defined in the Credit Agreement) in the aggregate does not exceed $10,000, in which case the Lenders shall be paid an aggregate amount equal to such fee, or (B) to the extent such waiver, amendment or modification would adversely impact the Lenders (in the reasonable determination of the Required Lenders, provided that if the Borrower makes a written request for a determination and the Required Lenders do not respond within five Business Days to the Borrower’s written request such determination shall be deemed to have determined that such waiver, amendment or modification would not adversely impact the Lenders), the greater of (1) a pro rata portion (in proportion to the aggregate principal amount of the Loans outstanding hereunder relative to the aggregate principal amount of the Loans outstanding under the Credit Agreement) of any amendment, waiver or similar fee paid to the Lenders (as defined in the Credit Agreement) in connection with such waiver, amendment or modification unless the amendment, waiver or similar fee to be paid to the Lenders (as defined in the Credit Agreement) in the aggregate does not exceed $10,000, in which case the amount of such fee, and (2) 1% of the Lenders’ outstanding Loans and unused Loan Commitments, shall be paid in the aggregate to the Lenders, and (z) such waiver, amendment or modification would not have an adverse and expressly disproportionate impact upon the Lenders relative to the Lenders (as defined in the Credit Agreement). The Borrower will not amend, modify or waive any of its rights under or with respect to the Stockholders’ Agreement to the extent that any such amendment, modification or waiver would reasonably be expected to adversely affect the interests of the Lenders (it being understood that if any question should arise as to the possible adverse nature of any amendment, modification or waiver, the Borrower may consult with Required Lenders and Required Lenders shall be entitled (but not be obligated) to determine, on behalf of the Lenders, whether such amendment, modification or waiver would violate this Section 6.11). For purposes hereof, the “Consenting Creditor Total” shall mean the sum total of (A) the Loans and unused Loan Commitments held by the Lenders consenting to the proposed amendment, modification or waiver, plus (B) the Revolving Exposures, Term Loans and unused Loan Commitments (in each case as defined in the Credit Agreement) held by the Lenders under the Credit Agreement consenting to the proposed amendment, modification or waiver, provided that in the event a Default has occurred and is continuing, the foregoing sum total shall be determined as if the sum determined in clause (A) were multiplied by 2.5. For purposes hereof, the “Outstanding Creditor Total” shall mean the sum total of (A) the outstanding Loans and unused Loan Commitments, plus (B) Revolving Exposures, outstanding Term Loans and unused Commitments (in each case as defined in the Credit Agreement), provided that in the event a Default has occurred and is continuing, the foregoing sum total shall be determined as if the sum determined in clause (A) were multiplied by 2.5. Notwithstanding the foregoing, prior to any waiver, amendment or modification to any Credit Document or Subordinated Indenture Document pursuant to the proviso to this Section 6.11(a), Borrower shall deliver to the Lenders an officer’s certificate certifying whether or not a Default has occurred and is continuing dated the effective date of such waiver, amendment or modification.

          SECTION 6.12. Interest Expense Coverage Ratio. The Borrower will not permit the ratio of (a) Consolidated EBITDA to (b) Consolidated Cash Interest Expense, in each case for any period of four consecutive fiscal quarters ending on any date during any period set forth below to be less than the ratio set forth below opposite such period, provided that if the Borrower or any consolidated Subsidiary has made any sale, transfer, lease or other disposition of assets permitted by Section 6.05 outside the ordinary course of business during the period of four consecutive fiscal quarters ending on any date during the relevant period set forth below, Consolidated EBITDA and Consolidated Cash Interest Expense for the relevant period for testing compliance shall be calculated after giving pro forma effect thereto, as if such sale, transfer, lease or other disposition of assets (and any related incurrence, repayment or assumption of Indebtedness, with any new Indebtedness being deemed to be amortized over the applicable testing period in accordance with its terms, and assuming that any Revolving Loans (as defined in the Credit Agreement) borrowed in connection with such acquisition are repaid with excess cash balances when available) had occurred on the first day of the relevant period for testing compliance:

Period	Ratio
December 31, 2004 – December 30, 2005	1.25:1.00
December 31, 2005 – December 30, 2006	1.35:1.00
December 31, 2006 and thereafter	1.45:1.00

          SECTION 6.13. Leverage Ratio. The Borrower will not permit the Leverage Ratio as of any date during any period set forth below to exceed the ratio set forth opposite such period, provided that if the Borrower or any consolidated Subsidiary has made any sale, transfer, lease or other disposition of assets permitted by Section 6.05 outside of the ordinary course of business during the period of four consecutive fiscal quarters ending on any date during the relevant period set forth below, Consolidated EBITDA for the relevant period for testing compliance shall be calculated after giving pro forma effect thereto, as if such sale, transfer, lease or other disposition of assets (and any related incurrence, repayment or assumption of Indebtedness, with any new Indebtedness being deemed to be amortized over the applicable testing period in accordance with its terms, and assuming that any Revolving Loans (as defined in the Credit Agreement) borrowed in connection with such acquisition are repaid with excess cash balances when available) had occurred on the first day of the relevant period for testing compliance:

Period	Ratio
December 31, 2004 – December 30, 2005	6.50:1.00
December 31, 2005 – December 30, 2006	6.00:1.00
December 31, 2006 and thereafter	5.50:1.00

          SECTION 6.14. Capital Expenditures. (a) The Borrower will not permit the aggregate amount of Capital Expenditures made by the Borrower and the Subsidiaries in any fiscal year of the Borrower to exceed $25,000,000.

          (b) Notwithstanding the foregoing paragraph (a), if the amount of Capital Expenditures permitted to be made by the Borrower and the Subsidiaries pursuant to paragraph (a) of this Section 6.14 in any fiscal year is greater than the amount of Capital Expenditures made by the Borrower and the Subsidiaries during such fiscal year, then, to the extent that such excess does not exceed 50% of the amount of Capital Expenditures permitted to be made by the Borrower and the Subsidiaries pursuant to paragraph (a) of this Section 6.14 in such fiscal year (without giving effect to any carry-forward amount from any previous fiscal year), such excess may be carried forward and utilized in the immediately succeeding fiscal year (it being understood and agreed that (i) no amount may be carried forward beyond the year immediately succeeding the fiscal year in which it arose, and (ii) no portion of the Capital Expenditures permitted to be made in any fiscal year (without giving effect to the carry-forward amount available in such fiscal year) shall be deemed to have been made until the entire amount of such carry-forward amount shall have been used.

          (c) In addition to the Capital Expenditures permitted pursuant to paragraph (a) of this Section 6.14, the Borrower and the Subsidiaries may make additional Capital Expenditures (which shall not be counted towards the amounts permitted by paragraph (a) of this Section 6.14) to the extent of any Net Proceeds received after the Effective Date from any issuance by the Borrower of any Equity Interests in the Borrower, or from the receipt by the Borrower of any capital contribution (other than any such issuance of Equity Interests to, or receipt of any such capital contribution from, any Subsidiary). No portion of the amount for Capital Expenditures available in any fiscal year under this paragraph may be used until the entire amount of Capital Expenditures permitted to be made in such fiscal year pursuant to paragraphs (a) and (b) of this Section 6.14 shall have been made.

ARTICLE VII

EVENTS OF DEFAULT

          If any of the following events (“Events of Default”) shall occur:

     (a) the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

     (b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

     (c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect when made or deemed made;

     (d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to the existence of the Borrower) or in Article VI;

     (e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from any Lender to the Borrower;

     (f) the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (taking into account applicable grace periods);

     (g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness (or any portion of the principal amount thereof) or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof (or any portion of the principal amount thereof), or to require any offer to be made to prepay, repurchase, redeem or defease any Material Indebtedness (or any portion of the principal amount thereof), in each case prior to its scheduled maturity, provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

     (h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

     (i) the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

     (j) the Borrower or any Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

     (k) one or more judgments for the payment of money in an aggregate amount in excess of $10,000,000 shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment;

     (l) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and the Subsidiaries in an aggregate amount exceeding (i) $2,000,000 in any year or (ii) $5,000,000 for all periods; or

     (m) a Change in Control shall occur;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, Required Lenders may, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Loan Commitments, and thereupon the Loan Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Loan Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII

MISCELLANEOUS

          SECTION 8.01. Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

     (a) if to the Borrower, to it at 1151 Maplewood Drive, Itasca, IL 60143, Attention of Chief Financial Officer (Telecopy No. (630) 250-0575);

     (b) if to Xerion Partners II Master Fund Limited, to it at c/o Xerion Partners, 450 Park Avenue, 27th Floor, New York, NY 10022, Attention of Neil H. Rothenberg, (copy Ben Taksel) (Telecopy No. (212) 940-9858) with a copy to Boies, Schiller & Flexner LLP, 333 Main Street, Armonk, NY 10504, Attention of Robert W. Leung (Telecopy No. (914) 749-8300); or

     (c) if to any other Lender, to it at its address (or telecopy number) set forth in Schedule 2.01.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

          SECTION 8.02. Waivers; Amendments. (a) No failure or delay by any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraphs (b) or (c) of this Section 8.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Lender may have had notice or knowledge of such Default at the time.

          (b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or pursuant to paragraph (c) of this Section 8.02 or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Loan Parties that are parties thereto, in each case with the consent of the Required Lenders, provided that no such agreement shall (i) increase the Loan Commitment of any Lender (or change the currencies in which such Loan Commitment may be required to be made available) without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the maturity of any Loan, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such scheduled payment, or postpone the scheduled date of expiration of any Loan Commitment, without the written consent of each Lender affected thereby, (iv) change the currency in which any Loan is or may be denominated or in which any principal or interest thereon or any fees or other amounts payable hereunder are payable, without the written consent of each Lender affected thereby, (v) change any of the provisions of this Section 8.02 or the percentage set forth in the definition of the term “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, or (vi) release any material Subsidiary Loan Party from its Guarantee under the Subsidiary Guarantee Agreement, or limit its liability in respect of such Guarantee, in each case, without the written consent of each Lender. Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by the Borrower and the Required Lenders if (i) by the terms of such agreement the Loan Commitment of each Lender not consenting to the amendment provided for therein shall terminate (but such Lender shall continue to be entitled to the benefits of Sections 2.11, 2.12, 2.13 and 8.03) upon the effectiveness of such amendment and (ii) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement and is released from its obligations hereunder.

          (c) Any waiver, amendment or modification made to any provision of the Credit Agreement to the extent applicable shall be deemed to waive, amend or modify any analogous provision contained in this Agreement, mutatis mutandis, provided that, (i) the foregoing shall not apply to the extent such waiver, amendment or modification would adversely and disproportionately impact the Lenders relative to the Lenders (as defined in the Credit Agreement) or would permit an aggregate principal amount of Indebtedness outstanding under the Credit Documents or Subordinated Debt Documents in excess of that permitted by Sections 6.01(a)(ii) and (a)(iii), (ii) any amounts required to be paid to the Lenders pursuant to Section 6.11 have been paid, and (iii) the Lenders shall have received any applicable or analogous benefit, certification, right, document, opinion, consent, approval or withholding of objections received by or for the benefit of any Lender under the Credit Agreement (excluding any amounts previously paid pursuant to the preceding clause (ii)).

          SECTION 8.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay all reasonable out-of-pocket expenses incurred by any Lender, including the reasonable fees, charges and disbursements of any counsel for any Lender, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

          (b) The Borrower shall indemnify each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder, the syndication of the credit facilities provided for herein (including the syndication of the Loans and the Loan Commitments) or the consummation of the Transactions or any other transactions contemplated hereby or by any separate letter agreement with respect to the syndication of the credit facilities provided for herein, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence, Release or threatened Release of Hazardous Materials on or from any other property currently or formerly owned and operated by the Borrower or any of the Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of the Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee.

          (c) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.

          (d) All amounts due under this Section shall be payable promptly after written demand therefor.

          SECTION 8.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

          (b) Any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Loan Commitments and the Loans at the time owing to it), provided that (i) except in the case of an assignment to a Lender or an Affiliate or Approved Fund of a Lender, the Borrower must give their prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed), (ii) except in the case of an assignment to a Lender or an Affiliate or Approved Fund of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Loan Commitments or Loans, the amount of the Loan Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Borrower and the Required Lenders) shall not be less than $500,000 unless each of the Borrower and the Required Lenders otherwise consent, (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, (iv) the parties to each assignment shall execute and deliver to Xerion an Assignment and Acceptance, together with a processing and recordation fee of $3,500, and (v) the assignee, if it shall not be a Lender, shall deliver to the Required Lenders such information reasonably requested in connection with the administration of an Assignment and Acceptance, and provided further that any consent of the Borrower otherwise required under this paragraph shall not be required if an Event of Default under Article VII has occurred and is continuing. Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.11, 2.12, 2.13 and 8.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be null and void.

          (c) Xerion shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders and the Loan Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

          (d) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, Xerion shall accept such Assignment and Acceptance and promptly record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

          (e) Any Lender may, without the consent of the Borrower, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Loan Commitment and the Loans owing to it), provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents, provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 8.02(b) that affects such Participant. Subject to paragraph (f) of this Section 8.04, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.11, 2.12 and 2.13 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 8.04. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.14(c) as though it were a Lender.

          (f) A Participant shall not be entitled to receive any greater payment under Section 2.11 or 2.13 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.13 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.13(e) as though it were a Lender.

          (g) Any Lender may at any time pledge or assign a security interest in all or any portion of its Lender’s rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

          SECTION 8.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Loan Commitments have not expired or terminated. The provisions of Sections 2.11, 2.12, 2.13, 8.03 and 8.14 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Loan Commitments or the termination of this Agreement or any provision hereof.

          SECTION 8.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Borrower and the Lenders and when the Lenders shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

          SECTION 8.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

          SECTION 8.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender may have.

          SECTION 8.09. GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS. (A) THIS AGREEMENT SHALL BE CONSTRUED IN

ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

          (b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

          (c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

          SECTION 8.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

          SECTION 8.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

          SECTION 8.12. Confidentiality. Each of the Lenders agree to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, or to any direct or indirect contractual counterparties in swap agreements or such contractual counterparties’ professional advisors, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to such Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, the term “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to any Lender on a nonconfidential basis prior to disclosure by the Borrower, provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

          SECTION 8.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

          SECTION 8.14. Judgment Currency. (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

          (b) The obligations of the Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Borrower contained in this Section 8.14 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

          SECTION 8.15. No Conflict. Notwithstanding anything to the contrary contained herein and without limitation to any provision herein addressing certain specific obligations, no provision herein shall have any force or effect to the extent that it or its performance would cause a default under, violate any provision of, require any consent, waiver or approval under, or otherwise constitute a breach under, the Credit Documents or the Subordinated Debt Documents.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

KNOWLES ELECTRONICS HOLDINGS, INC.

by	/s/ Stephen D. Petersen

Name: Stephen D. Petersen
Title: Vice President Finance and Secretary

XERION PARTNERS II MASTER FUND LIMITED

by	/s/ Daniel J. Arbess

Name: Daniel J. Arbess